                    SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

                       (Amendment No. __)

Filed by the Registrant    /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X /     Preliminary Proxy Statement
/  /     Confidential, for Use of the Commission
         Only (as permitted by Rule 14a-6(e)(2))
/  /     Definitive Proxy Statement
/  /     Definitive Additional Materials
/  /     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                      The Spain Fund, Inc.
----------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X /     No fee required
/  /     Fee computed on table below per Exchange Act Rule 14a-
         6(i)(1) and 0-11.

         (1)  Title of each class of securities to which
         transaction applies:
----------------------------------------------------------------
         (2)  Aggregate number of securities to which transaction
         applies:
----------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
----------------------------------------------------------------
         (4)  Proposed maximum aggregate value of transaction:
----------------------------------------------------------------
         (5)  Total fee paid:
----------------------------------------------------------------
/   /    Fee paid previously with preliminary materials.
/   /    Check box if any part of the fee is offset as provided
         by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

         Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)  Amount Previously Paid:

              (2)  Form, Schedule or Registration Statement No.:

              (3)  Filing Party:

              (4)  Date Filed:

Alliance Capital [LOGO](R)
                                             THE SPAIN FUND, INC.
-----------------------------------------------------------------
1345 Avenue of the Americas, New York, New York 10105
Toll Free (800) 221-5672
-----------------------------------------------------------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       September 10, 1998

To the Stockholders of The Spain Fund, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of The Spain Fund, Inc. (the "Fund") will be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on September 10, 1998 at 11:00 a.m., for the following purposes, all of which are more fully described in the accompanying Proxy Statement dated July 27, 1998:

    1. To elect four Directors of the Fund, each to hold office for a term of three years and until his or her successor is duly elected and qualified;

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund for its fiscal year ending
November 30, 1998;

    3. To act upon, if presented, a certain stockholder proposal; and

    4. To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on July 17, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof. The enclosed proxy is being solicited on behalf of the Board of Directors.

                             By Order of the Board of Directors,



                             Edmund P. Bergan, Jr.
                               Secretary

New York, New York
July 27, 1998

-----------------------------------------------------------------
                     YOUR VOTE IS IMPORTANT

  PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, SIGN AND DATE IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO SAVE THE FUND ANY ADDITIONAL EXPENSE OF FURTHER SOLICITATION, PLEASE MAIL YOUR PROXY PROMPTLY.
-----------------------------------------------------------------
(R) This registered service mark used under license from the owner, Alliance Capital Management L.P.

                         PROXY STATEMENT

                      THE SPAIN FUND, INC.

                   1345 AVENUE OF THE AMERICAS
                    NEW YORK, NEW YORK 10105

                        ----------------

                 ANNUAL MEETING OF STOCKHOLDERS

                       September 10, 1998

                        ----------------

                          INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Spain Fund, Inc., a Maryland corporation ("the Fund"), to be voted at the Annual Meeting of Stockholders of the Fund (the "Meeting"), to be held at the offices of the Fund, 1345 Avenue of the Americas, 33rd Floor, New York, New York 10105, on September 10, 1998 at 11:00 a.m. The solicitation will be by mail and the cost will be borne by the Fund. The Notice of Meeting, Proxy Statement and Proxy Card are being mailed to stockholders on or about July 27, 1998.

    The Board of Directors has fixed the close of business on July 17, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. The outstanding voting shares of
the Fund as of July 17, 1998 consisted of [         ] shares of
common stock, each share being entitled to one vote. All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies will be voted for the election of four Directors and for the ratification of the selection of PricewaterhouseCoopers LLP as the Fund's independent accountants for its fiscal year ending November 30, 1998. Any stockholder may revoke that stockholder's proxy at any time prior to exercise thereof by giving written notice to the Secretary of the Fund at 1345 Avenue of the Americas, New York, New York 10105, by signing another proxy of a later date or by personally voting at the Meeting.

    If a proxy properly executed is returned accompanied by instructions to withhold authority to vote (an abstention) or represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote), the shares represented thereby, with respect to matters to be determined by a plurality or specified majority of the votes cast on such matters (i.e., Proposals One and Two), will be considered present for purposes of determining the existence of a quorum for the transaction of business but, not being cast, will have no effect on the outcome of such matters. With respect to Proposal Three, the adoption of which requires the affirmative vote of a specified proportion of Fund shares, an abstention or broker non-vote will be considered present for purposes of determining the existence of a quorum but will have the effect of a vote against the matter.

    A quorum for the Meeting will consist of a majority of the shares outstanding. In the event that a quorum is not represented at the Meeting or, even if a quorum is so represented, in the event that sufficient votes in favor of any proposal set forth in the Notice of Meeting are not received prior to the Meeting, the persons named as proxies may, but are under no obligation to, with no other notice than announcement at the Meeting, propose and vote for one or more adjournments of the Meeting in order to permit further solicitation of proxies with respect to such proposal. The Meeting may be adjourned with respect to fewer than all the proposals in the Proxy Statement, and a stockholder vote may be taken on any one of the proposals prior to adjournment if sufficient votes have been received for approval thereof. Shares represented by proxies indicating a vote against any proposal will be voted against adjournment.

    The Fund has engaged Shareholder Communications Corporation, 17 State Street, New York, New York 10004, to assist the Fund in soliciting proxies for the Meeting. Shareholder Communications Corporation will receive a fee of $3,000 for its services plus reimbursement of out-of-pocket expenses.

                          PROPOSAL ONE

                      ELECTION OF DIRECTORS

    At the Meeting, four Directors will be elected to serve for terms of three years, and until their successors are elected and qualified. The affirmative vote of a plurality of the votes cast at the Meeting is required to elect a Director. It is the intention of the persons named in the enclosed proxy to nominate and vote in favor of the election of the persons in Class Three as described below.

    Pursuant to the Articles of Incorporation and By-laws of the Fund, the Board of Directors has been divided into three classes.

The terms of office of the members of Class Three will expire as of the Meeting, the terms of office of the members of Class One will expire as of the annual meeting of stockholders to be held in 1999 and the terms of office of the members of Class Two will expire as of the annual meeting of stockholders to be held in 2000. Upon expiration of the terms of office of the members of a class as set forth above, those persons then elected as Directors in that class will serve until the third annual meeting of stockholders following their election. Messrs. Dave H. Williams, Francisco Gomez Roldan and Juan Manuel Sainz de Vicuna, and
Ms. Inmaculada de Habsburgo-Lorena are the members constituting Class Three. Messrs. Angel Corcostegui and Ignacio Gomez-Acebo and Dr. Reba White Williams are the members constituting Class One; and Messrs. Enrique L. Fevre and Carlos Delclaux Zulueta and H.R.H. Pilar de Borbon y Borbon, Duchess of Badajoz, are the members constituting Class Two.

    As a result of this system, only those Directors in a single class may be changed in any one year, and it would require two years to change a majority of the Board of Directors (although, under Maryland law, procedures are available for the removal of Directors even if they are not then standing for re-election and, under Securities and Exchange Commission regulations, procedures are available for including appropriate stockholder proposals in management's annual proxy statement). This system of electing Directors, which may be regarded as an anti-takeover provision, may make it more difficult for the Fund's stockholders to change the majority of Directors and, thus, have the effect of maintaining the continuity of management.

    At the Meeting, the Directors in Class Three, Messrs. Dave H. Williams, Francisco Gomez Roldan and Juan Manuel Sainz de Vicuna and Ms. Inmaculada de Habsburgo-Lorena, are standing for re-election. Each nominee has consented to serve as a Director.
The Board of Directors knows of no reason why any of these nominees would be unable to serve, but in the event of such inability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

    Certain of the Fund's Directors and officers are residents of Spain or the United Kingdom and substantially all of the assets of such persons may be located outside of the United States. As a result, it may be difficult for U.S. investors to effect service upon such Directors or officers within the United States, or to realize judgments of courts of the United States predicated upon civil liabilities of such Directors or officers under the federal securities laws of the United States. The Fund has been advised that there is substantial doubt as to the enforceability in Spain or in the United Kingdom of the civil remedies and criminal penalties afforded by the federal securities laws of the United States. Also, it is unclear if extradition treaties now in effect between the United States and each of Spain and the United Kingdom would subject Directors and officers residing in these countries to effective enforcement of the criminal penalties of the federal securities laws.

    Certain information concerning the Fund's Directors is set forth below. Mr. Dave H. Williams and Dr. Reba W. Williams are each a director or trustee of one or more other investment companies sponsored by Alliance Capital Management L.P., the Fund's investment adviser and administrator ("Alliance").

                                                                        NUMBER
                                                                        OF SHARES
                                                             YEAR       BENEFICIALLY
                                                             TERM       OWNED
  NAME, AGE, POSITIONS AND OFFICES                YEAR       AS A       DIRECTLY
  WITH THE FUND, PRINCIPAL OCCUPATIONS            FIRST      DIRECTOR   OR INDIRECTLY
  DURING THE PAST FIVE YEARS                      BECAME A   WILL       AS OF
  AND OTHER DIRECTORSHIPS                         DIRECTOR   EXPIRE     July 17, 1998
  ------------------------------------            --------   --------   -------------
  *+  Dave H. Williams, Chairman, 65. Chair-        1988       2001++     3,514
      man of the Board of Alliance Capital                  (Class Three)
      Management Corporation ("ACMC")***
      since prior to 1993 and Director of
      The Equitable Companies Incorporated
      and The Equitable Life Assurance Soci-
      ety of the United States.

 **+  H.R.H. Pilar de Borbon y Borbon, Duch-        1991       2000         890
      ess of Badajoz, 62. Director of Cartier,              (Class Two)
      France and member of the Advisory
      Board of Sotheby's Holdings Inc. and
      the Board of Plus Ultra (insurance
      company); Chairman of International
      Equestrian Federation and member of
      the International Olympic Committee.

 **+  Angel Corcostegui, 47. Chief Executive        1992       1999       1,014
      Officer of Banco Central Hispanoamericano,            (Class One)
      Vice Chairman of Compania Espanola Petroleo,
      Chairman of OHCH Holding Co. and member
      of the International Board of The Wharton
      School of the University of Pennsylvania.

   *  Carlos Delclaux Zulueta, 41. Managing         1994       2000         895
      Director of BBV Privanza Banco,                       (Class Two)
      S.A., Chief Executive Officer of BBV
      Privanza since April 1994, Vice-Chairman
      of Vidrala, S.A. (glass packaging production)
      and Chairman of Arenas de Arija, S.A.
      (industrial sand production).

   *  Enrique L. Fevre, 54. Senior Vice             1991       2000         793
      President Latin America - AXA, Vice                   (Class Two)
      President of AXA Aurora, Managing
      Director of Aurora Polar Sociedad Anonima
      de Seguros y Reaseguros, President of
      Espacio Gestion Espana, S.A. and Director
      of Ahorro Familiar, S.A.; formerly Finance


                                6




      Director of Peugeot Talbot Espana, S.A.,
      Director of Barcelona de Automocion and
      Managing Director of PSA Credit S.A.
      and PSA Leasing Espana, S.A.

-------------------
  * "Interested person", as defined in the Investment Company Act of 1940 (the "Act"), of the Fund because of affiliation with Alliance or BBV Privanza
     Banco, S.A. ("Privanza").
 ** Member of the Audit Committee.
*** For purposes of this Proxy Statement, ACMC shall refer to Alliance Capital
    Management Corporation, the general partner of Alliance, and to the predecessor general partner of Alliance of the same name.
  + Member of the Nominating Committee.
 ++ If re-elected at the Meeting.

                                                                 NUMBER
                                                                 OF SHARES
                                                       YEAR      BENEFICIALLY
                                                       TERM      OWNED
  NAME, AGE, POSITIONS AND OFFICES            YEAR     AS A      DIRECTLY
  WITH THE FUND, PRINCIPAL OCCUPATIONS        FIRST    DIRECTOR  OR INDIRECTLY
  DURING THE PAST FIVE YEARS                  BECAME A WILL      AS OF
  AND OTHER DIRECTORSHIPS                     DIRECTOR EXPIRE    July 17, 1998
  ------------------------------------        -------- -------- -------------
**+*  Ignacio Gomez-Acebo, 66. Senior Partner   1995     1999           770
      of Gomez-Acebo & Pombo, Chairman of             (Class One)
      the Board of Clarke, Modet & Co. and
      Peugeot Leasing & COFIC, Member of the
      Board of AXA.

  **+ Inmaculada de Habsburgo-Lorena, 53.       1988     2001++         840
      Director of The Spanish Institute,              (Class Three)
      Trustee of Samuel H. Kress Foundation,
      Trustee of Independent Curators Incor-
      porated, Founder and Trustee of the
      King Juan Carlos International Center
      of New York University Foundation,
      Member of the Board of World Monuments
      Fund Espana.

  **  Francisco Gomez Roldan, 44. Chief Exec-   1989     2001++          -0-
      utive Officer of Argentaria,                    (Class Three)
      Corporacion Bancaria de Espana; for-
      merly Deputy General Manager of Banco
      Bilbao Vizcaya, S.A., the parent of
      the sub-advisor, General Manager of
      BBV Interactivos, S.A. and General
      Manager of Banca Catalana, S.A.

  **+ Juan Manuel Sainz de Vicuna, 72. Honor-   1988     2001++         1,000
      ary Chairman of Coca-Cola Espana,               (Class Three)
      President of the Fundacion Coca-Cola
      Espana, Director of Rendelsur (Coca-Cola
      franchisee Southern Spain) and President
      of Perfumeria Gal, S.A.; Member of the
      Fundacion de Amigos del Museo del Prado,
      the Fundacion para el Apoyo de la Cultura,
      the Board of World Monuments Fund
      Espana, the Notre Dame University In-
      ternational Advisory Council.

    * Dr. Reba White Williams, 61. Director       1990     1999        10,073
      of ACMC, Director of Special Projects,            (Class One)


                                8




      ACMC; art historian and writer.  She
      was formerly Vice President and security analyst for Mitchell Hutchins, Inc. and an analyst for McKinsey & Company, Inc.

-------------------
 * "Interested person", as defined in the Act, of the Fund because of affiliation with Alliance or Privanza.
** Member of the Audit Committee.
 + Member of the Nominating Committee.
++ If re-elected at the Meeting.

    Alliance has instituted a policy applicable to all funds to which Alliance provides investment advisory services
(collectively, the "Alliance Fund Complex") contemplating, in the case of the Fund, that the Directors of the Fund will each invest at least $10,000 in shares of the Fund.

    During the fiscal year ended November 30, 1997, the Board of Directors met eight times, the Audit Committee met twice for the purposes described below in Proposal Two, and the Nominating Committee did not meet. The Nominating Committee was constituted for the purpose of selecting and nominating persons to fill any vacancies on the Board of Directors. The Nominating Committee of the Fund does not currently consider candidates proposed by stockholders for election as Directors.

    The Fund does not pay any fees to, or reimburse expenses of, any Director during which time such Director is considered an "interested person" of the Fund, as defined in the Act. The aggregate compensation paid by the Fund to each of the Directors during its fiscal year ended November 30, 1997, the aggregate compensation paid to each of the Directors during calendar year 1997 by all of the investment companies to which Alliance provides investment advisory services (collectively, the "Alliance Fund Complex") and the total number of investment companies (and separate portfolios within those companies) in the Alliance Fund Complex with respect to which each of the Directors serves as a director or trustee, are set forth below. Neither the Fund nor any other fund in the Alliance Fund Complex provides compensation in the form of pension or retirement benefits to any of its directors or trustees.

                                                      TOTAL NUMBER     TOTAL NUMBER
                                                      OF INVESTMENT    OF INVESTMENT
                                                      COMPANIES IN     PORTFOLIOS WITHIN
                                                      THE ALLIANCE     THE ALLIANCE
                                                      FUND COMPLEX,    FUND COMPLEX,
                                       COMPENSATION   INCLUDING THE    INCLUDING THE
                                       FROM THE       FUND, AS TO      FUNDS, AS TO
                        TOTAL          ALLIANCE FUND  WHICH THE        WHICH THE
                        AGGREGATE      COMPLEX,       DIRECTOR IS      DIRECTOR
NAME OF DIRECTOR        COMPENSATION   INCLUDING      A DIRECTOR       IS A DIRECTOR
OF THE FUND             FROM THE FUND  THE FUND       OR TRUSTEE       OR TRUSTEE
----------------        -------------  ------------   -----------      ------------------

Dave H. Williams........  $     0       $      0           6                   15
H.R.H. Pilar de Borbon y
 Borbon.................  $10,500       $ 12,500           1                    1
Angel Corcostegui.......  $11,000       $ 13,000           1                    1
Carlos Delclaux Zulueta.  $     0       $      0           1                    1
Enrique L. Fevre........  $10,000       $ 10,000           1                    1
Ignacio Gomez-Acebo.....  $11,500       $ 10,000           1                    1
Inmaculada de Habsburgo-
 Lorena.................  $12,000       $ 14,500           1                    1
Francisco Gomez Roldan... $10,000       $ 10,250           1                    1
Juan Manuel Sainz de Vi-
 cuna.................... $11,500       $ 13,500           1                    1
Dr. Reba White Williams.. $     0       $      0           3                    3

    As of July 17, 1998, the Directors and officers of the Fund as a group owned less than 1% of the shares of the Fund.

    THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE TO SERVE AS DIRECTORS OF THE FUND.

                                PROPOSAL TWO

                          RATIFICATION OF SELECTION
                         OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, including a majority of the Directors who are not "interested persons" of the Fund as defined in the Act, at a meeting held on July 3, 1997, selected Price Waterhouse LLP, independent accountants, to audit the accounts of the Fund for the fiscal year ending November 30, 1998. Effective July 1, 1998, Price Waterhouse LLP merged with Coopers & Lybrand LLP and became PricewaterhouseCoopers LLP (hereafter before and after the merger referred to as "Pricewaterhouse"). Pricewaterhouse has audited the accounts of the Fund since the Fund's commencement of operations and does not have any direct financial interest or any material indirect financial interest in the Fund. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify such selection.

    A representative of Pricewaterhouse is expected to attend the Meeting and to have the opportunity to make a statement and respond to appropriate questions from the stockholders. The Audit Committee of the Board of Directors generally meets twice during each fiscal year with representatives of the independent accountants to discuss the scope of the independent accountants' engagement and review the financial statements of the Fund and the results of their examination thereof.

    THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE AS INDEPENDENT ACCOUNTANTS OF THE FUND.

                      PROPOSAL 3: STOCKHOLDER PROPOSAL

    An owner (the "proponent") of shares of the Fund has informed the Fund that he intends to present the proposal set forth below for action at the Meeting (the "Stockholder Proposal"). The proponent's name and address and the number of shares he owns will be furnished by the Secretary of the Fund upon request. The proponent has stated to the Fund that he personally owns 1,200 shares of the Fund in an "individual retirement account" which he indicates to be his qualifying ownership for purposes of causing the Stockholder Proposal to be included in this Proxy Statement. Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Fund which, as defined by the Act, means the vote of
(1) 67% or more of the shares present at the Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy; or (2) more than 50% of the outstanding shares of the Fund, whichever is less.

                                  Proposal

    RESOLVED: The Fund's investment advisory agreement with its investment advisor ("Alliance") shall be terminated and the shareholders recommend that the board solicit competitive proposals for a new investment advisor.

                            Supporting Statement

    I believe Alliance's investment advisory contract should be terminated because shareholder investment results with the Fund have been poor compared to the Spanish market, and because management fees are so lucrative to Alliance that effective steps to enhance shareholder value are not taken.

    The Fund's shareholders paid $120 million to buy newly issued shares of the Fund at its inception on 6/28/88. Shareholders have received $36 million in distributions through 12/26/97, when the market value of all shares totaled $157 million. The resulting total investment return of the Fund was +71%. During this period, the "unmanaged" Morgan Stanley Capital International
(MSCI) benchmark total return index of Spanish Securities increased +159% in dollar terms, doing considerably better than the Spain Fund shareholders.
(The MSCI benchmark is not subject to the same investment policies and restrictions as the Fund, which may affect the investment results of the index.)

    The Fund's shareholders have paid about $32 million in advisory fees, director fees, underwriting fees, and other expenses. The market discount of the Fund's shares on 12/26/97 represents an additional $26 million in lost shareholder value.

    After 25 years as a private investor and 10 additional years as an investment professional managing up to $200 million in closed-end fund shares, I am convinced that the greatest impediment to enhancing shareholder value in funds with large discounts is the advisory contract. It is so lucrative that the fund manager will rarely recommend more than token steps (such as a 10% distribution policy) to enhance shareholder value. In my opinion, the Boards of Directors owe their positions to the advisor and therefore will not take effective actions such as massive share buy-backs, tender offers, or fund open-endings. Such steps would significantly reduce the size of the Fund and the advisory fees paid to the manager.

    The discount is the result of supply and demand. A negligible increase in the expense ratio resulting from the Net Asset Value and discount impacts of massive buy-backs would, in my opinion, be well worth it. This is the only investment I am aware of where the shareholders are certain to receive added return without any added risk, but it doesn't happen because it reduces advisory fees!

    It is prohibitively expensive for shareholders to wage successful proxy fights to replace staggered Boards of Directors which have been hand picked by the investment advisor. Fortunately, the Investment Company Act of 1940 gives the shareholders one effective and practical tool to fix this problem. A majority of them can vote to "fire" the investment manager. This Fund's investment advisor and its Board of Directors fought unsuccessfully to prevent you from ever seeing this shareholder resolution and its supporting statement.

    The advisory contract is a valuable commodity. Qualified advisors can be easily found that will work with a motivated Board to enhance shareholder value.

    We have a chance to send a loud and clear message to the Board that we want the Fund run exclusively for the benefit of the Fund's owners. Vote for this shareholder sponsored resolution.


                Opposing Statement of Your Board of Directors


    Your Board of Directors--a majority of whom have no affiliation with Alliance--urges you to vote against the stockholder proposal (the "Proposal") to terminate the investment management agreement between Alliance and the Fund.

Overview

    Alliance is responsible for the Fund's outstanding performance, and Alliance has demonstrated its commitment to stockholder values by initiating the Fund's innovative managed distribution policy. If approved, the Proposal would sever the Fund's relationship with Alliance, thus disrupting the Fund's investment program and creating a period of uncertainty that could substantially harm your investment.

Setting the Record Straight

    The Board of Directors believes that the Proposal's
Supporting Statement is misleading in several important respects. Here are the facts.

    1. Alliance is responsible for the Fund's outstanding performance. Alliance is one of the world's largest global investment managers. Unlike almost all of its competitors, Alliance has long had a presence in Spain and has significant investment resources specifically dedicated to the Spanish markets. In addition, at Alliance's recommendation--and at Alliance's expense--the Fund retains as its "Sub-Advisor" BBV Privanza Banco, S.A. ("Privanza"), the investment management arm of Spain's largest bank. The combined resources of Alliance and Privanza have conferred exceptional performance on the Fund:

    . During the two-year period ended December 31, 1997, the Fund's cumulative net asset value total return was 74% compared to 67% for the "Madrid General
       Index" (the broadly representative Madrid Stock
       Exchange index which is the Fund's benchmark).

    . During 1996 and 1997, the Fund's net asset value total returns were outstanding: 37% and 27%, respectively.

    . During 1996 and 1997 the Fund also outperformed the two other U.S.-registered country funds concentrating their investments in Spain.

    .  Through [         ], 1998 the Fund has had the [    ]
       1998 net asset value total return performance --
       [ ]% -- of any U.S.-registered closed-end country fund.

    The Board of Directors believes that the Supporting Statement's depiction of the Fund's performance is misleading. As the widely respected PaineWebber closed-end analyst, Celso Sanchez, has written: "the calculation of a fund's performance using the market price return rather than the net asset value return--without distinguishing it as such--and comparing this to an 'unmanaged' benchmark is certainly confusing and potentially misleading. The net asset value return is the conventional measure employed to assess the performance of an investment manager or advisor in a mutual fund, either closed- or open-ended. To the extent that proposals to dismiss investment advisors are taken seriously by voters, portfolio managers should be judged on the value they have added to the portfolio in terms of NAV return."

    2. In your Board's view, it's almost absurd to suggest, as the Supporting Statement does, that the Fund's investment management agreement is prohibitively "lucrative" to Alliance. This contention overlooks the fact that Alliance has approximately $250 billion under management. The Fund's total assets of $226 million comprise only 0.0009 of the total net assets under Alliance's management. And it was Alliance that recommended the Fund's innovative 10% managed distribution policy, even though it is likely to reduce Alliance's fee revenues from the Fund.

    Under the Fund's managed distribution policy, the Fund distributes to its shareholders quarterly an amount equal to at least 2.5% of the Fund's total net assets--a total of at least 10% annualized. The managed distribution policy was adopted by the Board of Directors, at Alliance's recommendation, in December 1997, and the first quarterly distribution was made in April of this year. The Board instituted the managed distribution policy with a view to reducing substantially the Fund's market discount and thus enhancing stockholder values. In adopting the managed distribution policy the Board carefully considered extensive data provided by Alliance and certain widely recognized consultants, as well as the advice of Sullivan & Cromwell, the Board's independent counsel. Although no country fund had previously implemented a managed distribution policy, Alliance's and the industry's experience lead Alliance to believe that such a policy is likely to produce significant and sustained discount reduction for the Fund. Alliance and the Board of Directors are monitoring and evaluating the managed distribution policy's effect on an ongoing basis.

    3. The Board concluded that other steps--including the "massive share buy-backs" and tender offers suggested in the Supporting Statement--aren't likely to provide sustained discount reduction. In the Board's judgment, the managed distribution policy is the only currently available technique likely to produce sustained discount reduction for the Fund in a manner consistent with the best interests of the Fund and its stockholders. A great many experts agree with this assessment. For instance, PaineWebber's Celso Sanchez has stated: "Country funds, in seeking to respond to investors' concerns about excessive and pervasive discounts have historically engaged in alternative strategies--including tender offers and share buybacks--to narrow discounts. However, as we have observed repeatedly, such actions have typically had little success in achieving the goal of narrowing a fund's discount."

    The Supporting Statement suggests that "massive buy-backs" would cause a "negligible" increase in the Fund's expense ratio. This is false. Let's assume that the Fund's assets decreased 65% as the result of "massive buy-backs." This would cause the Fund's expense ratio to increase by approximately 30% (from its current level of 138 basis points annualized, to approximately 179 basis points, annualized).

    4. Open-ending the Fund would, in the Board's judgment, be ill-advised. The Board has concluded that, notwithstanding the benefits which some stockholders might derive from open-ending the Fund, on balance the best interests of the Fund and its stockholders would not be served by such action. The Board is particularly concerned that if the Fund were open-ended, Alliance would thereafter be severely hampered in its effort to maximize the Fund's long-term performance through appropriate diversification, sector allocation, and investment in medium and smaller-capitalization companies in a manner consistent with the Fund's successful past practice and, your Board believes, stockholder expectations.

    The Board believes that the closed-end form is especially well suited for investing, as does the Fund, primarily in the stocks of a single foreign country such as Spain. The closed-end form frees the portfolio manager to concentrate on optimizing stock selection, rather than holding large parts of the Fund's assets in easier-to-sell securities and unproductive cash reserves in order to meet open-end redemptions.

    5. The Supporting Statement's contention that the Board "fought unsuccessfully to prevent you from ever assessing this shareholder resolution" is misleading. The Fund merely followed the customary procedure of filing with the SEC its objections to the Proposal and its Supporting Statement, both of which were changed significantly as a result.

Conclusion

    If approved, the Proposal would directly terminate the Fund's investment management agreement with Alliance. The Fund would immediately lose Alliance's and Privanza's services, and the Fund's investment program would be completely disrupted. This would not eliminate the Fund's market discount, and might very well increase it. The Proposal does not suggest any successor advisor and, frankly, your Board of Directors doubts that another investment manager would duplicate the expertise and resources that the combination of Alliance and Privanza brings to the Fund. Approval of the Proposal would override your Board's determination, reached after careful deliberations, that continuance of the current advisory arrangements with Alliance and Privanza is in the best interests of the Fund. A new agreement with any advisor would require stockholder approval, which could only occur months later, after considerable stockholder expense. During this time your investment in the Fund could be substantially harmed.

    THEREFORE, YOUR BOARD OF DIRECTORS, A MAJORITY OF WHOM HAVE NO AFFILIATION WITH ALLIANCE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

         INFORMATION AS TO THE FUND'S PRINCIPAL OFFICERS, INVESTMENT
                   ADVISER, SUB-ADVISOR AND ADMINISTRATOR

    The principal officers of the Fund and their principal occupations during the past five years are set forth below.

    Dave H. Williams, Chairman (see Proposal One, Election of Directors, at page [ ] for biographical information).

    Norman S. Bergel, Vice President, 48, a Vice President of ACMC since prior to 1993; Director and Vice President of Alliance Capital Limited ("ACL") since prior to 1993.

    Mark H. Breedon, Vice President, 45, a Vice President of ACMC since prior to 1993; Director and a Vice President of ACL since prior to 1993.

    Russell Brody, Vice President, 31, an Assistant Vice President of ACMC, with which he has been associated since April 1997. Prior thereto he was a Trader for Lombarg Investment Management since prior to 1993.

    Mark D. Gersten, Treasurer and Chief Financial Officer, 47, a Senior Vice President of Alliance Fund Services, Inc. ("AFS"), with which he has been associated since prior to 1993.

    Edmund P. Bergan, Jr., Secretary, 48, a Senior Vice President and the General Counsel of Alliance Fund Distributors, Inc. and AFS, with which he has been associated since prior to 1993.

    The address of Messrs. Williams and Bergan is c/o Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105. The address of Mr. Bergel is c/o Alliance Capital Management International, 53 Stratton Street, London, W1X 6JJ. The address of Messrs. Breedon and Reeves is c/o Alliance Capital Limited, 53 Stratton Street, London, W1X 6JJ. The address of Mr. Gersten is c/o Alliance Fund Distributors, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

    The investment adviser and administrator for the Fund is Alliance Capital Management L.P., with principal offices at 1345 Avenue of the Americas, New York, New York 10105. The Fund's sub-advisor is BBV Privanza Banco, S.A., with principal offices at 17 Padilla, Madrid, Spain 28006.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 30(h) of the Act and the rules under Section 16 of the Securities Exchange Act of 1934 require that the Directors and officers of the Fund and the Directors of ACMC, among others, file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership of shares of the Fund. During the fiscal year ended November 30, 1997 there were no delinquent reports filed with respect to the Fund.

                    SUBMISSION OF PROPOSALS FOR THE NEXT
                       ANNUAL MEETING OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Fund must be received by the Fund by March 29, 1999 for inclusion in the Fund's proxy statement and form of proxy relating to that meeting. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Stockholder proposals are subject to certain regulations under the federal securities laws.

                                OTHER MATTERS

    Management of the Fund does not know of any matters to be presented at the Meeting other than those mentioned in this Proxy Statement. If any other matters properly come before the Meeting, the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies.

    According to information filed with the Securities and Exchange Commission, as of December 31, 1997, the following persons were the beneficial owners of more than 5% of the Fund's common stock.

    Name and Address         Amount of Beneficial           Percent of
   of Beneficial Owner            Ownership                Common Stock
   ___________________       ____________________          ____________

President and Fellows             1,214,300                    12.1%
 of Harvard College
c/o Harvard Management
 Company, Inc.
600 Atlantic Avenue
Boston, Massachusetts 02210

Morgan Stanley, Dean                708,230                    7.06%
 Witter, Discover & Co.
1585 Broadway
New York, New York 10036

FMR Corp.                           642,500                    6.41%
82 Devonshire Street
Boston, Massachusetts 02109

Deep Discount Advisors, Inc.        545,100                    5.4%
Ron Olin Investment Management
  Company
One West Pack Square, Suite 777
Asheville, North Carolina 28801

                           REPORTS TO STOCKHOLDERS

         The Fund will furnish each person to whom the proxy statement is delivered with a copy of the Fund's latest annual report to stockholders upon request and without charge. To request a copy, please call Alliance Fund Services at (800) 227-4618 or contact Christina Santiago at Alliance Capital Management L.P., 1345 Avenue of the Americas, New York, New York 10105.

                                       By Order of the Board of Directors,



                                       Edmund P. Bergan, Jr.
                                         Secretary


July 27, 1998
New York, New York

TABLE OF CONTENTS                                            PAGE
-----------------------------------------------------------------

Introduction...............................................
Proposal One: Election of Directors........................
Proposal Two: Ratification of Selection of
  Independent Accountants..................................
Proposal Three:  Stockholder Proposal and
  Supporting Statement.....................................
Opposing Statement of Your Board of Directors..............
Information as to the Fund's Principal Officers,
Investment Adviser, Sub-Advisor and Administrator..........
Submission of Proposals for the Next Annual Meeting of
  Stockholders.............................................
Other Matters..............................................
Reports to Stockholders....................................

                      THE SPAIN FUND, INC.


           -------------------------------------------

                   Alliance Capital [LOGO](R)
                Alliance Capital Management L.P.

           -------------------------------------------




                NOTICE OF ANNUAL MEETING
                OF STOCKHOLDERS
                AND PROXY STATEMENT
                September 10, 1998

                                           July [27], 1998




To the Stockholders of
     The Spain Fund, Inc. (the "Fund")


     The accompanying Notice of Meeting and Proxy Statement presents the proposals to be considered at the Fund's Annual
Meeting of Stockholders on September 10, 1998.

     The Board of Directors recommends that you re-elect to the Board the four current Directors who are standing for re-election
(Proposal 1) and ratify the Board's selection of PricewaterhouseCoopers LLP as the Fund's independent accountants for its 1998 fiscal year (Proposal 2).

     The Notice and Proxy Statement also refer to a stockholder proposal (Proposal 3) which the Fund understands is to be presented at the Annual Meeting. This proposal seeks to remove Alliance Capital Management L.P. ("Alliance") as the Fund's Investment Manager and Administrator. YOUR BOARD OF DIRECTORS--A MAJORITY OF WHOM HAVE NO AFFILIATION WITH ALLIANCE--UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS PROPOSAL. Alliance is responsible for the Fund's outstanding performance--the Fund's net asset
value has increased [   ] during the first [   ] months of 1998
alone. Moreover, Alliance has demonstrated its commitment to stockholder values by initiating the Fund's innovative managed distribution policy. Finally, approval of the stockholder proposal would sever the Fund's relationship with Alliance, thus disrupting the Fund's investment program and creating a period of uncertainty which could substantially harm your investment.

     We welcome your attendance at the Annual Meeting. If you are unable to attend, please complete, sign, date and return the enclosed proxy card promptly, in order to spare the Fund proxy solicitation expenses.

     Shareholder Communications Corporation ("SCC"), a professional proxy solicitation firm, has been selected to assist stockholders in the voting process. As the date of the Meeting approaches, if we have not yet received your proxy card, you may receive a telephone call from SCC reminding you to exercise your right to vote.

                                           Sincerely,




                                           Dave H. Williams
                                           Chairman and President

                            APPENDIX

PROXY                  THE SPAIN FUND, INC.                 PROXY


  INSTRUCTIONS TO THE STOCKHOLDERS OF THE SPAIN FUND, INC. (THE
  "CORPORATION"), IN CONNECTION WITH THE ANNUAL MEETING OF
  STOCKHOLDERS TO BE HELD ON SEPTEMBER 10, 1998.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
  THE CORPORATION.


The undersigned hereby instructs Christina Santiago and Carol H. Rappa, and each of them, to vote all shares of the Common Stock of the Corporation registered in the name of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 11:00 a.m., Eastern Time, on September 10, 1998 at the offices of the Corporation, 1345 Avenue of the Americas, in the Audio-Visual Conference Room, 33rd Floor, New York, New York, 10105, and at all adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and hereby instructs said proxies to vote said shares as indicated hereon.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE CORPORATION AND AGAINST THE STOCKHOLDER PROPOSAL TO TERMINATE THE INVESTMENT MANAGEMENT AGREEMENT BETWEEN ALLIANCE CAPITAL MANAGEMENT L.P. ("ALLIANCE") AND THE CORPORATION.

             PLEASE REFER TO THE PROXY STATEMENT FOR
             A DISCUSSION OF EACH OF THE PROPOSALS.

           PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE
            AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?         DO YOU HAVE ANY COMMENTS?

___________________________       ______________________________

___________________________       ______________________________

___________________________       ______________________________

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE

1.   Election of Directors.

     Class Three Directors (term expires in 2001)
                                                          For All
         DAVE H. WILLIAMS          For       Withhold     Except
      FRANCISCO GOMEZ ROLDAN       / /        / /          / /
   JUAN MANUEL SAINZ DE VICUNA
  INMACULADA DE HABSBURGO-LORENA

     IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR
     NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE
     THROUGH THE NAME(S) OF THE NOMINEE(S).  YOUR SHARES SHALL BE
     VOTED FOR THE REMAINING NOMINEE(S).


2.   Ratification of the
     selection of                  For      Against       Abstain
     PricewaterhouseCoopers LLP   / /       / /            / /
     as the independent
     accountants for the
     Corporation for the fiscal
     year ending
     November 30, 1998.


3.   To approve, if presented,
     a stockholder proposal as     For      Against       Abstain
     described in the Proxy        / /       / /            / /
     Statement for the Annual
     Meeting.

     YOUR BOARD OF DIRECTORS--A MAJORITY OF WHOM HAVE NO
     AFFILIATION WITH ALLIANCE--URGES YOU TO VOTE "AGAINST"
     PROPOSAL 3 AND "FOR" PROPOSALS 1 AND 2.


4.   In their discretion, upon
     such other matters
     as may properly come
     before the Annual Meeting
     or any adjournment thereof.

Please be sure to sign and date this Proxy.      Date



Stockholder sign here                        Co-owner sign here


Mark box at right if an address change or comment  /   /
has been noted on the reverse side of this card.

RECORD DATE SHARES:










































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